                                                                EXHIBIT 2.2

                          PURCHASE AND SALE AGREEMENT

                                 by and among

                   GENESIS HEALTH VENTURES OF INDIANA, INC.
                                      and
       HALLMARK HEALTHCARE LIMITED PARTNERSHIP, collectively, as Seller

                                      and

                    HUNTER ACQUISITION L.L.C., as Purchaser

                              for the following:

(1) Meridian Nursing Center-Cardinal, 1121 E. LaSalle Ave., South Bend, Indiana 46617;

(2)  Meridian Nursing Center-Dyer, 601 Sheffield Avenue, Dyer, Indiana 46311;

(3) Meridian Nursing Center-East Lake, 1900 Jeanwood Drive, Elkhart, Indiana 46514;

(4) Meridian Nursing Center-River Park, 915 S. 27th Street, South Bend, Indiana 46615;

                                      and

(5) an institutional pharmacy business in the State of Indiana commonly known as "ASCO".

                               TABLE OF CONTENTS

                                                                                                               PAGE
1.1      PURCHASE AND SALE...............................................................................2
         A.       Purchase of the Facilities.............................................................2
         B.       Purchase of The Pharmaceutical Business................................................3

1.2      EXCLUDED ASSETS.................................................................................4

2.       PURCHASE PRICE; LIABILITIES.....................................................................5

3.       CLOSING.........................................................................................6

4.       CONVEYANCES.....................................................................................6

5.       COSTS AND EXPENSES..............................................................................6

6.       PRORATIONS......................................................................................7

7.       PATIENT ACCOUNTING..............................................................................7

8.       POSSESSION......................................................................................7

9.       SELLER REPRESENTATIONS AND WARRANTIES...........................................................7
         (a)      Status of Seller.......................................................................7
         (b)      Authority..............................................................................8
         (c)      Title..................................................................................8
         (d)      The Facilities.........................................................................8
         (e)      Licensure..............................................................................8
         (f)      Cost Reports...........................................................................9
         (g)      Patients...............................................................................9
         (h)      Employees of the Property; Unions......................................................9
         (i)      Facilities' Compliance with Law.......................................................10
         (j)      The Pharmaceutical Business' Compliance with Laws.....................................10
         (k)      Surveys and Reports...................................................................11
         (l)      Necessary Action......................................................................11
         (m)      Inventory.............................................................................11
         (n)      Taxes and Tax Returns.................................................................11
         (o)      Litigation............................................................................11
         (p)      Liens.................................................................................12
         (q)      Defaults Under Contracts and Leases...................................................12
         (r)      Financial Statements..................................................................12
         (s)      Life Safety Code Waivers, Etc.........................................................12
         (t)      [Intentionally deleted]...............................................................12






         (u)      Insurability..........................................................................12
         (v)      Liabilities...........................................................................12
         (w)      Full Disclosure.......................................................................13
         (x)      Utilities.............................................................................13
         (y)      Improvements and Personal Property....................................................13

10.      PURCHASER REPRESENTATIONS AND WARRANTIES.......................................................13
         (a)      Status of Purchaser...................................................................13
         (b)      Authority.............................................................................13
         (c)      Necessary Action......................................................................14
         (d)      Litigation............................................................................14
         (e)      Full Disclosure.......................................................................14

11.      BROKER.........................................................................................14

12.      SELLER COVENANTS...............................................................................14
         (a)      Pre-Closing...........................................................................14
         (b)      Casualty/Condemnation.................................................................17
         (c)      Closing...............................................................................18
         (d)      Title Insurance Premium...............................................................19
         (e)      Post-Closing..........................................................................19

13.      PURCHASER COVENANTS............................................................................20
         (a)      Pre-Closing...........................................................................20
         (b)      Closing...............................................................................20
         (c)      Post-Closing..........................................................................20

14.      MUTUAL COVENANTS...............................................................................21

15.      CONDITIONS TO PURCHASER'S OBLIGATIONS..........................................................22
         (a)      Seller's Representations, Warranties and Covenants True at Closing....................22
         (b)      Seller's Performance..................................................................22
         (c)      Hart-Scott Condition Precedent........................................................22
         (d)      Title Insurance.......................................................................22
         (e)      No Defaults...........................................................................22
         (f)      Inspection............................................................................22
         (g)      Absence of Litigation.................................................................23
         (h)      Licenses and Consents.................................................................23
         (i)      No Material Change....................................................................23
         (j)      Removal of Personal Property Liens....................................................23
         (k)      Environmental Matters.................................................................23


                                     -ii-



16.      CONDITIONS TO SELLER'S OBLIGATIONS.............................................................23
         (a)      Purchaser's Representations, Warranties and Covenants True at Closing. ...............23
         (b)      Purchaser's Performance...............................................................23
         (c)      Absence of Litigation.................................................................24
         (d)      Hart-Scott Condition Precedent........................................................24

17.      TERMINATION....................................................................................24

18.      INDEMNIFICATION................................................................................24

19.      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS..........................................26

20.      SURVEYS AND TITLE POLICIES.....................................................................26

21.      ACCOUNTS RECEIVABLE............................................................................27

22.      PATIENT FUNDS..................................................................................29

23.      TRANSFER OF PATIENT FUNDS......................................................................29

24.      SELLER INDEMNITY REGARDING PATIENT FUNDS.......................................................29

25.      EMPLOYEE MATTERS AND PATIENT RECORDS...........................................................29

26.      TERMINATION OF SELLER EMPLOYEES................................................................29

27.      DELIVERY OF MEDICAL RECORDS....................................................................29

28.      BULK SALES LAW.................................................................................30

29.      NOTICES........................................................................................30

30.      ASSIGNMENT.....................................................................................30

31.      SOLE AGREEMENT.................................................................................31

32.      SUCCESSORS.....................................................................................31

33.      CAPTIONS.......................................................................................31

34.      GOVERNING LAW..................................................................................31

35.      SEVERABILITY...................................................................................31


                                     -iii-

36.      GENDER.........................................................................................31

37.      RISK OF LOSS...................................................................................31

38.      HOLIDAYS.......................................................................................31

39.      COUNTERPARTS...................................................................................31

40.      DEFINITION OF KNOWLEDGE........................................................................31

                                LIST OF EXHIBITS

A.       Description of Real Property of Nursing Homes

B.       Pharmaceutical Business Services and Products

C.       Leases with respect to the Nursing Homes

D.       Assumed Contracts for the Facilities

E.       Description of Pharmacy Real Property

F.       Pharmacy Personal Property

G. Assumed Pharmacy Contracts, Program Agreements and Blue Cross and Other Third Party Payor Contracts

H.       Allocation of Purchase Price

H(a).    Form of Estoppel Certificate

I.       Facilities Contracts Not Terminable Without Penalty in Thirty Days

J.       Employee Grievances

K.       Life Safety Code Waivers, Vendor Holds and Decertification Proceedings

L. Copies of Pharmacy Licenses, Deficiency Reports and List of Licensing Regulatory Bodies

M.       Opinion of Counsel for Seller

N.       Opinion of Counsel for Purchaser

O.       Allocated Amounts of Title Insurance

                                LIST OF SCHEDULES

Schedule 1(A)(e)   -- List of Provider Agreements
Schedule 1.1(A)(f) -- List of Licenses
Schedule 1.1(B)(j) -- List of Pharmacy Intangibles
Schedule 4         -- List of Title Exceptions
Schedule 9(e)(i)   -- List of License Restrictions
Schedule 9(i)(iii) -- Notices of Claims from Licensing Agencies
Schedule 9(o)      -- List of Litigation

                          PURCHASE AND SALE AGREEMENT


                  THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into this ______ day of January, 1996 by and among GENESIS HEALTH VENTURES OF INDIANA, INC., a Pennsylvania corporation ("Genesis") and HALLMARK HEALTHCARE LIMITED PARTNERSHIP, a Maryland limited partnership ("Hallmark") (Genesis and Hallmark collectively "Seller") and HUNTER ACQUISITION L.L.C., an Illinois limited liability company, or its nominee or assignee ("Purchaser").

                                   WITNESSETH:


                  WHEREAS, Seller owns four long term care skilled and intermediate care nursing homes in the State of Indiana, having the following common names, located at the following common addresses and each having the respective number of beds so indicated for each such nursing home (collectively, the "Nursing Homes"):

     (1) Meridian Nursing Center-Cardinal, 1121 E. LaSalle Ave., South Bend, Indiana 46617, containing 291 beds;

     (2) Meridian Nursing Center-Dyer, 601 Sheffield Avenue, Dyer, Indiana 46311, containing 140 beds;

     (3) Meridian Nursing Center-East Lake, 1900 Jeanwood Drive, Elkhart, Indiana 46514, containing 160 beds;

     (4) Meridian Nursing Center-River Park, 915 S. 27th Street, South Bend, Indiana 46615, containing 44 beds

                  WHEREAS, the legal description and square footage of the real property upon which each such Nursing Home is located is more particularly described in the legal descriptions attached hereto as Exhibit A and made a part hereof by this reference (collectively, the "Land");

                  WHEREAS, Seller owns and operates an institutional pharmacy business in the State of Indiana, commonly known as ASCO, all as more particularly described on Exhibit B attached hereto and made a part hereof, which Exhibit B sets forth the type of services and products provided by Seller from the pharmacy to the approximately 635 beds which it serves (all of the business and assets comprising that certain institutional pharmacy, including all inventory and carts, the "Pharmaceutical Business");

                  WHEREAS, except for the Excluded Assets (as such term is defined in Section 1.2 hereinbelow), Seller desires to sell and transfer to Purchaser the Property (as such term is defined in Section 1.1(B) below) to Purchaser, and Purchaser desires to purchase the same from Seller, subject to the terms and conditions set forth in this Agreement;

                  NOW, THEREFORE, in consideration of the premises, the mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                  1.1 PURCHASE AND SALE. On the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Purchaser and Purchaser shall purchase from Seller the following:

                  A. Purchase of the Facilities:

                  (a) The Land which is more particularly described in Exhibit A attached hereto and made a part hereof by this reference, together with all right, title and interest of Seller in and to all easements, tenements, hereditaments, privileges and appurtenances belonging thereto and the improvements, and structures located thereon that constitute each of the Nursing Homes, as well as any other structures located thereon (collectively the "Real Property");

                  (b) All equipment, furniture, furnishings, and fixtures, inventory, supplies and other tangible personal property owned and/or leased by Seller and located on the Real Property and/or used in connection with the operation of the skilled and/or intermediate care nursing home located on the Real Property and as of the Closing (the "Personal Property");

                  (c) Those leases or rental agreements specifically assumed by Purchaser set forth on Exhibit C attached hereto ("Leases");

                  (d) All intangible property, whether enumerated herein or not, in which Seller has an interest, now or hereafter used in connection with the operation of the Real Property and the skilled and/or intermediate care nursing homes located upon the Land ("Intangibles"), including, but not limited to, Seller's licenses, permits and certificates with respect to the Facilities (as such term is described in this Section 1.1(A)) to the extent assignable to Purchaser, and all service contracts for the benefit of the Facilities specifically assumed by Purchaser as set forth on Exhibit D attached hereto ("Contracts");

                  (e) The rights of Seller under the provider agreements with Medicare, Medicaid or any other third-party payor programs (excluding the right to any reimbursement accrued prior to the Closing Date (hereinafter defined)), to the extent assignable by Seller and accepted and assumed by Purchaser ("Provider Agreements") listed on Schedule 1.1(A)(e);

                  (f) The licenses, permits, accreditation, and certificates of occupancy listed on Schedule 1.1(A)(f) issued by any federal, state, municipal or quasi-governmental authority relating to the use, maintenance or operation of the Nursing Homes, running to, or in favor of, Seller, to the extent assignable by Seller and accepted and assumed by Purchaser ("Licenses");

                  (g) All documents, charts, personnel records, property manuals, resident/patient records and lists of the Facilities (subject to the resident's rights to access to his/her medical records as provided by law and confidentiality requirements), books, records, files and other business records attributable to the business or operations of the Nursing Homes ("Records"), except for those Excluded Assets (hereinafter defined);

                  (h) All existing agreements with residents and any guarantors thereof of the Nursing Homes, to the extent assignable by Seller and accepted and assumed by Purchaser ("Resident Agreements");

                  (i) All claims and causes of actions of Seller against any third parties relating to the Facilities heretofore existing or hereinafter accruing to Seller ("Claims"); and

                  (j) The business of the Seller as conducted at each Nursing Home located on one of the Real Properties as a going concern, including but not limited to the name of the business conducted thereon and all telephone numbers presently in use therein (the "Nursing Home Business").

The Real Property, Personal Property, Leases, Intangibles, Contracts, Provider Agreements, Licenses, Records, Resident Agreements, Claims, and Nursing Home Business are collectively referred to as the "Facilities."

                  B. Purchase of The Pharmaceutical Business:

                  (a) All right, title and interest in the assets listed on the Exhibits and Schedules referred to in this Section 1.1(B), free and clear of all encumbrances, mortgages, pledges, liens, security interests, obligations and liabilities other than the Assumed Pharmacy Contracts (as defined in Section 1.1(B)(i) below), as follows:

                  (b) All right, title and interest of Seller in and to the land and real estate owned or leased by Seller and used in connection with the Pharmaceutical Business, as listed on Exhibit E attached hereto (any existing leases or rental agreements collectively, the "Pharmacy Leases"), together with all right, title and interest of Seller in and to all easements, tenements, hereditaments, privileges and appurtenances belonging thereto and the improvements, and structures located thereon that constitute the Pharmacy, as well as any other structures located thereon (collectively, the "Pharmacy Real Property");

                  (c) The equipment, computers, furniture, furnishings, fixtures, inventory, supplies and other tangible personal property owned and/or leased by Seller, used in connection with the Pharmaceutical Business and located on Pharmacy Real Property (collectively, the "Pharmacy Personal Property"), the computers and inventory being listed on Exhibit F attached hereto;

                  (d) All accounts and inventory of goods and supplies used or maintained in connection with the Pharmaceutical Business (collectively, the "Pharmacy Inventory");

                  (e) All patient, medical, personnel and other records related to the Pharmaceutical Business (including both hard and microfiche copies) to the extent assignable; and all manuals, books and records used in operating the Pharmaceutical Business, including, without limitation, personnel policies and files and manuals, accounting records and computer software (the "Pharmacy Records");

                  (f) To the full extent transferable, all licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises necessary to operate and conduct the Pharmaceutical Business, together with assignments thereof, if required, and all waivers which Seller currently has, if any, of any requirements pertaining to such licenses, permits, registrations, certificates, consents, accreditations; approvals and franchises (the "Pharmacy Licenses");

                  (g) All goodwill, and, to the extent assignable by Seller, all warranties (express or implied) and rights and claims related to the assets or the operation of the Pharmaceutical Business (the "Pharmacy Goodwill");

                  (h) [intentionally deleted];

                  (i) The contract and leasehold rights and interests pursuant to contracts for purchase or lease of personal property, franchise agreements, contracts for purchase, sale or lease of pharmaceuticals, supplies, equipment, goods or services currently furnished or to be furnished in connection with the Pharmaceutical Business that are specifically assumed by Purchaser, as set forth on Exhibit G attached hereto (the "Assumed Pharmacy Contracts"); and

                  (j) The intangible or intellectual property listed on
Schedule 1.1(B)(j) (the "Pharmacy Intangibles");

The Pharmacy Lease, the Pharmacy Real Property, the Pharmacy Personal Property, the Pharmacy Inventory, the Pharmacy Records, the Pharmacy Licenses, the Pharmacy Goodwill, the Assumed Pharmacy Contracts, the Pharmacy Intangibles and the Pharmaceutical Business are collectively herein referred to as the "Pharmacy Assets". The Facilities and the Pharmacy Assets are collectively herein referred to as the "Property".

                  1.2 EXCLUDED ASSETS. Seller is not selling, assigning or conveying to Purchaser any assets, rights or property of Seller not specifically referred to in Section 1.1. Without limiting the foregoing, the following shall be excluded from the Property sold by Seller to Purchaser hereunder (the "Excluded Assets"):

                  (a) The consideration delivered to Seller pursuant to this Agreement;

                  (b) Seller's cash, cash equivalents and accounts receivable on and as of the Closing Date;

                  (c) any tangible or intangible property, wherever located, owned by third parties not affiliated with Seller or not used by Seller in the operations of the Facilities or the Pharmaceutical Business;

                  (d) the capital stock owned or held by Seller in any subsidiary or affiliate of Seller or the corporate and partnership records of Seller;

                  (e) the assets owned or held by any subsidiary or affiliate of Seller or any other division of Seller;

                  (f) the names Meridian Healthcare, Genesis Health Ventures, ASCO Healthcare, Hallmark Healthcare and all derivations of those names; and

                  (g) all of Seller's proprietary manuals, such as employee training manuals, policy manuals, any manuals that relate to Seller or Genesis Health Ventures, Inc., a Pennsylvania corporation ("Parent") and all of Seller's minute books and stock records.

                 2.  PURCHASE PRICE; LIABILITIES.

                  (a) The purchase price (the "Purchase Price") payable by Purchaser to Seller for the Property shall be Twenty Two Million Two Hundred Fifty Thousand Dollars ($22,250,000.00), plus or minus normal and customary prorations and shall be allocated as set forth on Exhibit H attached hereto (the "Allocation"). The Purchase Price shall be payable as follows:

                  (i) Upon execution of this Agreement by all parties hereto an earnest money deposit (the "Earnest Deposit") in the amount of $500,000.00 shall be deposited by Purchaser by wire transfer of immediately available funds with Lawyers Title Insurance Company in its capacity as escrow agent (the "Escrowee") into an interest bearing escrow account with the interest for the benefit of Purchaser.

                  (ii) A payment in immediately available funds at Closing (as herein defined) of the balance of the Purchase Price less the Earnest Deposit plus or minus the prorations specified in this Agreement.

                  (b) Purchaser shall not assume or pay, and Seller shall continue to be responsible for, any debt, obligation or liability of any kind or nature, fixed or contingent, known or unknown, of Seller not expressly assumed by Purchaser in this Agreement. Specifically, without limiting the foregoing, Purchaser shall not assume any claim, action, suit or proceeding pending as of the Closing or any subsequent claim, action, suit or proceeding arising out of or relating to any such other event occurring with respect to the manner in which Seller conducted its business on or prior to the date of the Closing.

                  (c) The parties to this Agreement expressly agree that the Allocation set forth on Exhibit H hereto shall be used by them for all purposes including tax, reimbursement and other purposes. Each party to this Agreement agrees that it will report the transaction completed pursuant to this Agreement in accordance with the Allocation, including any report made under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and that no such party will take a position inconsistent with the Allocation except with the prior written consent of the other parties hereto.

                  3. CLOSING. The closing of the purchase and sale pursuant to this Agreement (the "Closing") shall take place through a "New York Style" escrow (the "Closing Escrow") to be established with Lawyers Title Insurance Company (the "Title Company") pursuant to form escrow instructions which shall be modified to be consistent with the terms and provisions of this Agreement and which shall be mutually agreed upon by the parties hereto in order to effect a New York Style closing. The Closing shall take place on March 1, 1996 ("Closing Date") or such earlier or later date upon which Purchaser and Seller may agree in writing.

                  4. CONVEYANCES. Conveyance of the Property to Purchaser shall be effected by: (i) special warranty deeds and bills of sale (each of the foregoing with covenants solely against grantor's acts) in forms acceptable to counsel for both Seller and Purchaser; and (ii) to the extent Seller occupies the Pharmacy Real Property as a tenant pursuant to a Pharmacy Lease, an assignment of tenant's rights in said Pharmacy Lease consented to by the Lessor thereunder and any underlying mortgagee, if required, together with an estoppel certificate from said Lessor in substantially the form attached as Exhibit H(a). Fee simple marketable title to the Real Property and Pharmacy Real Property, and marketable title to the Personal Property and Pharmacy Personal Property, shall be conveyed from Seller to Purchaser free and clear of all liens, charges, easements and encumbrances of any kind, other than the "Permitted Exceptions", as such term is defined in this Section 4. The term "Permitted Exceptions" shall mean: (i) each of the items on Schedule 4 attached hereto, public, private and utility easements and building line and use or occupancy restrictions and covenants of record, provided that none of the foregoing are violated by the existing improvements or the present use thereof; (ii) the lien of real estate taxes, water, rent and sewer charges that are not yet due and payable on the Closing Date; (iii) matters disclosed by the "Surveys", as such term is defined in Section 20 hereinbelow; (iv) such other title matters existing on the Closing Date that are accepted or deemed accepted by Purchaser pursuant to Section 20 hereinbelow; (v) the rights of patients in possession; and (vi) zoning, use and building laws, regulations, ordinances and codes of any governmental authority or agency applicable to the Real Property, provided that the existing improvements on, and the uses of, the Real Property are in substantial compliance with the foregoing.

                  5. COSTS AND EXPENSES.

                  (a) Seller shall pay any federal, state, county and local transfer, sales, purchase, use, value added, excise or similar taxes arising out of the transfer of the Property and shall pay for any documentary or revenue stamps required as a result of the transfer hereunder of the Property.

                  (b) Seller shall pay up to $40,000 of the cost of the Title Policies described in Section 20 hereof; Purchaser shall pay the cost of the Surveys described in Section 20.

                  (c) Purchaser and Seller shall each pay their own attorney's fees.

                  (d) Seller and Purchaser shall share any Escrow fees on a 50-50 basis.

                  (e) Purchaser shall pay the filing fee required in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  (f) Seller shall be and remain responsible for any employee severance pay which may be or become payable arising out of any contractual obligation between Seller and any of its employees at the Property.

                  6. PRORATIONS. The following shall be prorated as of and shall be settled as soon as practicable after the Closing Date:

                  (a) (i) General and special real and other ad valorem taxes affecting the Real Property; (ii) taxes and assessments and tax escrow amounts held by the Lessor of the Pharmacy Real Property; and (iii) any other real and personal property taxes which are accrued but not yet due and payable. Said prorations shall be made on an accrual basis with reference to the most recent available tax information with a further adjustment being made after Closing within twenty (20) days after the receipt of the actual tax bill. Any tax escrows for the payment of future real estate taxes relating to the Real Property shall be returned to Seller.

                  (b) Charges and deposits for water, fuel, gas, oil, heat, electricity and other utility and operating charges and prepaid service contracts. Seller shall, if possible, obtain final utility meter readings as of the Closing Date.

                  7. PATIENT ACCOUNTING. Seller shall deliver to Purchaser on the Closing Date any advance payments by patients of the Facilities or customers of the Pharmacy and, as provided in Sections 22-24 below, any patient funds held in trust by Seller.

                  8. POSSESSION. Purchaser shall be entitled to possession of the Property on the Closing Date subject to the possessory rights of patients and to the Permitted Exceptions, at which time Seller shall deliver to Purchaser all patient records and other relevant records used or developed in connection with the business conducted at the Property.

                  9. SELLER REPRESENTATIONS AND WARRANTIES. Seller hereby warrants and represents to Purchaser that:

                  (a) Status of Seller. Genesis is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania and Hallmark is a limited partnership duly organized and validly existing under the laws of the State of Maryland and each is duly qualified to own their respective property and conduct their respective business in the State of Indiana.

                  (b) Authority. Genesis has the full corporate power and authority and Hallmark has the full partnership power and authority to execute and to deliver this Agreement and all related documents, and to carry out the transactions contemplated herein, and Parent has the full corporate power and authority to execute the Joinder to this Agreement and to carry out the transactions contemplated therein. This Agreement is, and all instruments and documents delivered pursuant hereto at the Closing will be, valid, binding and enforceable against Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer and similar laws affecting creditors' rights generally. The execution, delivery and performance of this Agreement and all related documents and the consummation of the transaction contemplated herein will not: (a) result in a breach of the terms and conditions of nor constitute a default under or violation of the organizational documents of Seller or any law, regulation, court order, mortgage, note, bond, indenture, agreement, license, charter, by-laws, or other instrument or obligation to which Seller is now a party or by which Seller or any of the assets of Seller may be bound or affected; or (b) result in the creation of any mortgage, pledge, lien, claim, charge, encumbrance or other adverse interest upon the Property; or (c) terminate or modify, or give any party the right to terminate or modify, any Contract, Lease, Pharmacy Contract or Pharmacy Lease.

                  (c) Title. Seller will convey to Purchaser title to the Property free and clear of all liens, encumbrances, covenants, conditions, restrictions, leases, tenancies, licenses, claims, options and other matters affecting title thereto except only the matters permitted under Sections 4 and 20 hereof.

                  (d) The Facilities. Each of the Facilities is licensed for the number of beds set forth opposite the name of the applicable Facility in the First Recital to this Agreement and, to Seller's knowledge, the Personal Property at each Facility includes all equipment and property required under applicable state and federal law to operate each Facility as a skilled and/or intermediate care nursing home with the number of beds applicable to each such Facility as set forth in said First Recital. All rights, properties and assets used in the operation of the Facilities are either owned by Seller or licensed or leased to Seller and are included in the assets to be transferred hereunder, and, to Seller's knowledge, all such properties and assets are in good operating condition and repair, ordinary wear and tear excepted. Except as provided in Exhibit I, there are no leases or other agreements affecting the Facilities which cannot be terminated, without penalty, by Seller or its assignees upon thirty (30) or fewer days' notice.

                  (e) Licensure.

                  (i) The Facilities. Each of the Facilities is a duly and properly licensed, skilled and/or intermediate care nursing home Facility pursuant to a license containing no restrictions except as set forth on Schedule 9(e)(i) attached hereto and has current provider agreements under Title XVIII and Title XIX of the Social Security Act (herein "Title XVIII and XIX") for reimbursement for skilled and intermediate nursing care. There is no action pending, or, to Seller's knowledge, threatened or recommended by the appropriate state or federal agency having jurisdiction thereof, to revoke, withdraw or suspend any license to operate the Facilities, to terminate the participation of the Facilities in the Title XVIII and XIX programs, to terminate or fail to renew any provider agreement related to the Facilities, or to take any action of any other type (other than actions applicable to long-term care facilities generally) which would have a material adverse effect on the Facilities, their operations or business.

                  (ii) The Pharmaceutical Business. Seller has all Pharmacy Licenses necessary for Seller to occupy, operate and conduct in all material respects the Pharmaceutical Business and there do not exist any waivers or exemptions relating thereto. There is no default on the part of Seller or, to Seller's knowledge, any other party under any of the Pharmacy Licenses. To Seller's knowledge there exist no actions pending or, to Seller's knowledge, recommended for revocation, suspension or limitation of any of the Pharmacy Licenses. Copies of each of the Licenses and Permits are attached to and listed on Exhibit L attached hereto. The most recent licensure surveys and deficiency reports related to each of these items has also been included in Exhibit L. Seller is, and at the time of Closing will be, licensed by the regulatory bodies listed on Exhibit L. No notices have been received by Seller with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Pharmacy Licenses. Each employee of Seller has all Pharmacy Licenses required for each such employee to perform such employees' designated functions and duties for Seller in connection with conducting in all material respects the Pharmaceutical Business, and there exists no waivers or exemptions relating thereto. There is no default under, nor, to Seller's knowledge, does there exist any grounds for revocation, suspension or limitation of, any such Pharmacy Licenses. The Pharmaceutical Business currently serves, and on the Closing will serve, 635 beds, as listed on Exhibit B.

                  (f) Cost Reports. Seller has filed all cost reports (the "Cost Reports") required to be filed as of the date hereof under Title XVIII and Title XIX. All such Cost Reports have been prepared in all material respects in accordance with and in substantial compliance with all applicable government rules and regulations and to Seller's knowledge do not contain any errors, omissions or disallowable costs or expenses.

                  (g) Patients. There are no patient care agreements or life care contracts with residents of the Facilities or with any other persons or organizations which deviate in any material respect from the standard form customarily used at the Facilities. All patient records at the Facilities, including patient trust fund accounts, are true and correct in all material respects.

                  (h) Employees of the Property; Unions. Seller is not a party to any collective bargaining agreement, severance pay, or pension or retirement plans with respect to its employees at either the Facilities or the Pharmaceutical Business. Seller is not a party to or aware of any labor dispute or grievance with respect to either the Facilities or the Pharmaceutical Business, except as set forth in Exhibit J attached hereto. Except as disclosed in Exhibit J, no person or party (including, without limitation, any governmental agency) has asserted, or to the best knowledge of Seller, has threatened to assert, any claim for any action or proceeding, against Seller (or any officer, director, employee, agent or shareholder of Seller) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act or the Family and Medical Leave Act).

                  (i) Facilities' Compliance with Law.

                  (i) The Facilities and their operation and use now are in substantial compliance (without waivers) with all applicable municipal, county, state and federal laws, regulations, ordinances, standards and orders and with all municipal, including without limitation, all health, building, fire and zoning ordinances and life safety codes;

                  (ii) To Seller's knowledge there are no outstanding deficiencies or work orders of any authority having jurisdiction over the Facilities requiring conformity to any applicable statute, regulation, ordinance or by-law pertaining to nursing homes in general, including but not limited to the Medicare and Medicaid Programs;

                  (iii) Except as set forth in Schedule 9(i)(iii), Seller has not received any notice of any claim, requirement or demand of any licensing or certifying agency supervising or having authority over the Facilities or otherwise to rework or redesign it or to provide additional furniture, fixtures, equipment or inventory so as to conform to or comply with any existing law, code or standard which has not been fully satisfied prior to the date hereof or which will not be satisfied prior to the Closing Date; and

                  (iv) The Facilities are in compliance, in all material respects, with all Conditions and Standards of Participation in the Medicaid Program.

                  (j) The Pharmaceutical Business' Compliance with Laws.

                  (i) The Pharmaceutical Business participates in the Medicare and Medicaid Programs (the "Programs"). A list of and copies of its existing Medicare and Medicaid contracts or, if such contracts do not exist, other documentation evidencing such participation (collectively, the "Program Agreements") are included in Exhibit G attached hereto. Seller is, and will be at the time of Closing, in substantial compliance with all of the material terms, conditions and provisions of the Program Agreements.

                  (ii) No notice of any offsets against future reimbursements under or pursuant to the Programs has been received by Seller, nor, to Seller's knowledge, is there any basis therefor. There are no pending appeals, adjustments, challenges, audits, litigation or notices of intent to recoup past or present reimbursements with respect to the Programs. Seller has not been subject to or, to its knowledge, threatened with loss of waiver of liability for utilization review denials with respect to the Programs during the past twelve (12) months, nor has Seller received notice of any pending, threatened or possible decertification or other loss of participation in, any of the Programs.

                  (iii) Seller currently has contractual arrangements with Blue Cross and other third party payors. A list of and copies of its existing Blue Cross contracts and other third party payor contract(s) are included in Exhibit G attached hereto. Seller is, and will be at the time of Closing, in full compliance with all of the material terms, conditions and provisions of such contracts.

                  (k) Surveys and Reports. Complete copies of survey reports, any waivers of deficiencies, plans of correction, and any other governmental investigation reports issued with respect to the Facilities during the past 24 months have been provided to Purchaser prior to, or will be provided to Purchaser promptly following, execution of this Agreement.

                  (l) Necessary Action. The Board of Directors of Genesis has taken all appropriate corporate action necessary to enter into this Agreement and to carry out the terms of this Agreement; the Board of Directors of each of the general partners of Hallmark has taken all appropriate partnership action necessary to enter into this Agreement and to carry out the terms of this Agreement; and the Board of Directors of Parent has taken all appropriate corporate action necessary to authorize Seller to enter into this Agreement and to carry out the terms of this Agreement and to authorize Parent to execute the Joinder to this Agreement and to carry out the terms of this Agreement applicable to Parent as set forth in said Joinder.

                  (m) Inventory.

                  (i) Facilities' Inventory. All inventories of non-perishable food, central supplies, linen, housekeeping and other supplies located at the Facilities are in sufficient quantity to operate the Facilities as currently being operated for a period of at least one week.

                  (ii) Pharmacy Inventory. The Pharmacy Inventory is, and on Closing will be, of a quantity presently used by Seller in the ordinary course of business determined and valued consistent with Seller's past practice.

                  (n) Taxes and Tax Returns. All returns, reports and filings of any kind or nature, other than the Cost Reports referred to in Section 9(f) hereof, required to be filed by Seller prior to Closing which relate to the Facilities have been completed and timely filed in compliance with all applicable requirements and all taxes or other obligations which are due and payable have been timely paid.

                  (o) Litigation. Except as set forth in Schedule 9(o), there is no litigation, investigation or other proceedings pending or, to Seller's knowledge, threatened against or relating to business, Seller's right to carry on and conduct its business, or to this Agreement, including, but not limited to, condemnation proceedings, and the transactions contemplated herein have not been challenged by any governmental agency or any other person, nor does Seller know or have reasonable grounds to know, of any basis for any such litigation, investigation or other proceeding.

                  (p) Liens. As of the Closing, there will be no mechanics', materialmen's or similar claims or liens claimed or which may be claimed against any of the Property for work performed or commenced prior to the Closing Date, Seller having made or caused to be made arrangements for payments of all those improvements now under construction or development.

                  (q) Defaults Under Contracts and Leases. Seller is not in material default under any material monetary or other obligation on its part to be observed or performed under any of the Contracts, Pharmacy Contracts, Leases or Pharmacy Leases.

                  (r) Financial Statements. Seller has furnished to Purchaser copies of the unaudited income and expense statements, operating statements and balance sheet which relate to the operations of the all of the Property (collectively the "Financial Statements") for the calendar years 1993 and 1994 and fiscal year ending September 30, 1995. The Financial Statements which have been delivered to Purchaser or will be delivered to Purchaser have been prepared in accordance with generally accepted accounting principles as of the date thereof.

                  (s) Life Safety Code Waivers, Etc. Exhibit K to this Agreement contains a complete and accurate list of all life safety code waivers, vendor holds, decertification proceedings or licensure revocations, termination or suspension proceedings affecting the Facilities during the prior eighteen (18) months.

                  (t) [Intentionally deleted].

                  (u) Insurability. Seller has not received any notice or request from any insurance company or board of fire underwriters setting forth any defects or inadequacies in any of the Property which might affect the insurability thereof, requesting the performance of any work or alteration of the Property or of any defect or inadequacy in Seller's operation of the Property which would materially and adversely affect the ability of Seller or of Purchaser, following Closing, to: (i) operate each of the Facilities as a skilled and/or intermediate care nursing home with the number of beds applicable to each such Facility as set forth in the First Recital to this Agreement; and (ii) operate the Pharmaceutical Business in material compliance with all applicable laws, rules and regulations governing the same.

                  (v) Liabilities. Seller has paid, will pay or will provide for the payment of, all of its debts, liabilities and obligations arising from the ownership and operation of the Property including, but not limited to, salaries, taxes and accounts payable incurred by Seller for the period prior to the Closing Date, and such liabilities have been paid, will be paid, or provisions will be made for the payment of the same, by Seller in the ordinary course of business.

                  (w) Full Disclosure. No representation or warranty by Seller in this Agreement or in any instrument, certificate or statement furnished to Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                  (x) Utilities. To Seller's knowledge, all utilities are installed and available to each of the Facilities in an amount adequate and sufficient for purpose of operating each of the Facilities.

                  (y) Improvements and Personal Property. To Seller's knowledge there are no defects in the improvements on the Real Property or Pharmacy Real Property, all systems therein, all structural components of the buildings located thereon (including by way of illustration and not limitation the roofs and the exterior walls) and the Personal Property and Pharmacy Personal Property. To Seller's knowledge, all operating systems of the Facilities and Pharmaceutical Property, including, without limitation, the air conditioning system, the heating system, the plumbing system, the electrical system, the fire alarm system, if any, the sprinkling system, if any, and the elevators, if any, and all Personal Property and Pharmacy Personal Property are adequate and in good working order and condition and will be in good working condition on the Closing Date.

                  10. PURCHASER REPRESENTATIONS AND WARRANTIES. Purchaser hereby warrants and represents to Seller that:

                  (a) Status of Purchaser. Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Illinois and is duly qualified to own property and conduct its business in the State of Illinois.

                  (b) Authority. Purchaser has full power and authority to execute and to deliver this Agreement and all related documents, and to carry out the transaction contemplated herein. This Agreement is, and all instruments and documents delivered pursuant hereto at the Closing will be, valid and binding documents enforceable against Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer and similar laws affecting creditors' rights generally. The execution, delivery and performance of this Agreement and all related documents and the consummation of the transaction contemplated herein will not
(a) result in a breach of the terms and conditions of nor constitute a default under or violation of Purchaser's organizational agreement, or any law, regulation, court order, mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Purchaser is now a party or by which Purchaser or any of the assets of Purchaser may be bound or affected; or
(b) terminate, accelerate or modify, or give any party the right to terminate, accelerate or modify any notes or other financing arrangements or agreements to which any of the shareholders of Purchaser is a party or by which any of them may be bound or affected.

                  (c) Necessary Action. Purchaser has taken all action required under its organizational agreement necessary to enter into this Agreement and to carry out the terms of this Agreement. This Agreement has been, and the other documents to be executed by Purchaser when delivered at Closing will have been, duly executed and delivered by Purchaser.

                  (d) Litigation. To the best of Purchaser's knowledge, there is no litigation, investigation or other proceeding pending or threatened against or relating to Purchaser, its properties or business, Purchaser's right to carry on and conduct its business, or to this Agreement and the transaction contemplated herein has not been challenged by any governmental agency or any other person, nor does Purchaser know or have reasonable grounds to know of any basis for any such action.

                  (e) Full Disclosure. No representation or warranty by Purchaser in this Agreement or in any instrument, certificate or statement furnished to Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                  11. BROKER. Purchaser hereby represents, covenants, and warrants to Seller that it has not employed any broker, agent or finder in connection with the transaction contemplated herein and agrees to indemnify Seller against any claim for any commission made by any broker claiming to have been retained by Purchaser. Seller hereby represents, covenants and warrants to Purchaser that it has not employed any broker, agent or finder in connection with the transaction contemplated herein, and agrees to indemnify Purchaser against any claim for any commission made by any broker claiming to have been retained by Seller.

                  12. SELLER COVENANTS. Seller covenants that:

                  (a) Pre-Closing. Between the date hereof and the Closing Date, except as contemplated by this Agreement or with the prior written consent of Purchaser:

                  (i) Seller will operate the Property only in the ordinary course of business and with due regard to the proper maintenance and repair of the Real Property, the Pharmacy Real Property, the Personal Property and Pharmacy Personal Property;

                  (ii) Seller will take all actions reasonably necessary to preserve the goodwill and the present patient occupancy level of the Facilities and to preserve the goodwill of the Pharmaceutical Business and all of the suppliers, clientele, patients and others having business relations with Seller, the Facilities or the Pharmaceutical Business;

                  (iii) Seller will make no material change in the operation of the Property nor sell or agree to sell any items of machinery, equipment or other assets of the Property (other than such sales of

      Pharmaceutical Inventory as are sold in the Pharmaceutical Business in the ordinary course of business) nor otherwise enter into an agreement affecting the Property;

                  (iv) Seller will use commercially reasonable efforts to retain the services and goodwill of the employees of Seller;

                  (v) Seller will maintain in force the existing hazard and liability insurance policies, or comparable coverage, for all of the Property as now in effect;

                  (vi) Seller will maintain the inventories of perishable food, non-perishable food, central supplies, linen, housekeeping and other supplies at the Facilities at substantially the same condition and quantity as presently being maintained;

                  (vii) Seller will not increase the compensation or other benefits or bonuses payable or to become payable to any of the Seller's employees and Seller shall, following the Closing, offer health continuation coverage as required under Internal Revenue Code Section 4980B to all of Seller's employees and their eligible dependents.

                  (viii) Seller will not enter into any material contract or commitment affecting the Property except in the ordinary course of business;

                  (ix) Other than as set forth in Section 4 hereof, Seller will satisfy and discharge all claims, liens, security interests, tenancies, liabilities or other financial obligations which constitute a lien or encumbrance on any of the Personal Property or Pharmacy Personal Property;

                  (x) During normal business hours and at mutually agreeable times and locations, Seller will provide designated representatives of Purchaser with access to any of the Property, provided: (1) Purchaser does not materially interfere with the operation of any of the Property, and (2) Purchaser provides Shirley Liguori with sufficient advance notice to enable Shirley Liguori to arrange for Purchaser or its representatives to have access to the Property for the purpose of conducting the inspections permitted to be conducted by Purchaser under this Agreement. At such times Seller shall permit Purchaser to inspect the books and records of any of the Property in order to ascertain that the records and books of any of the Property are true and accurate and have been kept in accordance with generally accepted accounting principles, provided that if for any reason the Closing fails to take place, Purchaser shall maintain the confidentiality of, and shall not disclose to any third party, any proprietary or other confidential information of Seller obtained through any such inspections;

                  (xi) Seller will file all returns, reports and filings of any kind or nature, including but not limited to, cost reports referred to in Section 9(f) hereof, required to be filed by Seller on a timely basis and will timely pay all taxes or other obligations and liabilities which are due and payable with respect to the Property in the ordinary course of business;

                  (xii) Seller will cause all of the Property to be operated in compliance with all applicable municipal, county, state and federal laws, regulations, ordinances, standards and orders as now in effect (including without limitation, the life safety code as currently applied and waived with respect to the Facilities) where the failure to comply therewith could have a material adverse effect on the business, property, condition (financial or otherwise) or operation of the Facilities taken as a whole as skilled and/or intermediate nursing care Facilities with the applicable number of beds per Facility as are set forth in the First Recital to this Agreement or the Pharmaceutical Business;

                  (xiii) Seller will take all actions reasonably necessary to achieve compliance with any laws, regulations, ordinances, standards and orders which are entered after execution of this Agreement and prior to Closing;

                  (xiv) There will be no change in ownership or control of any of the Property prior to Closing and Seller will not take any other action inconsistent with its obligations under this Agreement or which could hinder or delay the consummation of the transaction contemplated by this Agreement;

                  (xv) Seller will maintain all of the Property in substantially the same condition as it was on the date of Purchaser's inspection thereof, ordinary wear and tear excepted;

                  (xvi) Seller will promptly notify Purchaser in writing of any material adverse change of which Seller becomes aware in the condition or prospects of the Property including, but not limited to, sending Purchaser, within three (3) days after receipt copies of all surveys and inspection reports of all governmental agencies received after the date hereof and prior to Closing;

                  (xvii) Seller shall obtain all necessary third party consents for the valid conveyance, transfer, assignment or delivery of the material assets constituting the Property to the extent that assignment is required under this Agreement;

                  (xviii) Within fifteen (15) days after the date hereof, Seller will deliver to Purchaser certificates dated after the date hereof evidencing the results of searches conducted to ascertain the existence of any financing statements and tax and judgment liens affecting or relating to all of the Property which have been filed or recorded with the Office of the Secretary of State in which the Property is located and the appropriate County Recorder's Office and in the State wherein Seller is domiciled and incorporated (the "UCC Searches");

                  (xix) Seller will promptly comply with any notices received pursuant to Section 9(u) hereof and shall deliver to Purchaser a copy of any notice received pursuant to that Section and evidence of compliance with such notice; and

                  (xx) Seller will (with the assistance of the Purchaser if and when required) timely and promptly make, and Purchaser will or if Purchaser is not the "ultimate parent entity" it will cause its "ultimate parent entity" (with the assistance of Seller if and when required) to timely and promptly make, all filings which are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Antitrust Improvements Act"). The parties will use commercially reasonable efforts, and it shall be a condition precedent to Purchaser's Obligations to consummate the transactions contemplated by this Agreement (the "Hart-Scott Condition Precedent"), to obtain the approval of the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice, as the case may be, to the purchase of the Property by Purchaser or expiration or early termination prior to the Closing Date of the waiting period under the Antitrust Improvements Act without the commencement of litigation, or threat thereof, by the appropriate governmental enforcement agency to restrain the transactions contemplated by this Agreement.

                  (b) Casualty/Condemnation.

                  (i) Seller shall promptly notify Purchaser of any casualty damage or notice of condemnation which Seller receives prior to the Closing Date. Seller shall timely notify any insurance companies with respect to any damage and shall promptly submit claims for such damage.

                  (ii) If: (a) any portion of a Nursing Home is damaged by fire or casualty after the Execution Date and is not repaired and restored substantially to its original condition prior to Closing, and
      (b) at the time of Closing the estimated cost of repairs is Five Hundred Thousand Dollars ($500,000.00) or less as determined by an independent adjuster, there shall be no abatement or adjustment in the Purchase Price and Purchaser shall be required to purchase the Property in accordance with the terms of this Agreement and Purchaser shall either:
      (x) receive a credit at Closing of the estimated cost or repairs as determined by the aforesaid independent adjuster; or (y) at Closing Seller shall: (1) assign to Purchaser, without recourse, all insurance claims and proceeds with respect thereto (less sums theretofore expended, if any, by Seller for temporary repairs or barricades) (in which event Purchaser shall have the right to participate in the adjustment and settlement of any insurance claim relating to said damage), and (2) pay to Purchaser an amount equal to Seller's insurance deductible. Seller shall have no liability or obligation with respect to the condition of the Property as a result of such fire or casualty.

                  If, at the time of Closing, the estimated cost of repairing such damage is more than Five Hundred Thousand Dollars ($500,000.00) as determined by such independent adjuster, Purchaser may, at its sole option: (x) terminate this Agreement with respect to the Nursing Home and the associated Real Property affected by the fire or casualty only by notice to Seller, in which event the Purchase Price shall be reduced by an amount equal to the amount attributable to the Nursing Home as set forth on Exhibit H attached hereto, Seller shall return to Purchaser the portion of the Earnest Deposit attributable to such Nursing Home, and the parties shall proceed to Closing with respect to the remainder of the Property, and no party shall have any further liability to any other party under this Agreement with respect to such Nursing Home and associated Real Property, except as otherwise provided in this Agreement; or (y) proceed to Closing as provided in this Paragraph for fires or casualties under Five Hundred Thousand Dollars ($500,000.00). Seller agrees to maintain its existing property insurance coverage with respect to the Real Property.

                  (iii) If, prior to Closing, any of the Nursing Homes is materially taken by eminent domain, this Agreement shall become null and void with respect to such Nursing Home and its associated Real Property at Purchaser's option, and upon receipt by Seller of written notice of an election by Purchaser to treat this Agreement as null and void with respect to such Nursing Home and its associated Real Property, the Purchase Price shall be reduced by an amount equal to the amount attributable to the Nursing Home as set forth on Exhibit H attached hereto, Seller shall return to Purchaser the portion of the Earnest Deposit attributable to such Nursing Home, and the parties shall proceed to Closing with respect to the remainder of the Property. If Purchaser elects to proceed and to consummate the purchase despite said material taking (such election being deemed to have been made unless Purchaser notifies Seller to the contrary within fifteen (15) days after notice from Seller to Purchaser of any taking), or if there is less than a material taking prior to Closing, there shall be no reduction in or abatement of the Purchase Price and Purchaser shall be required to purchase the Property in accordance with the terms of this Agreement, and Seller shall assign to Purchaser, without recourse, all of Seller's right, title and interest in and to any award made or to be made in the condemnation proceeding (in which event Purchaser shall have the right to participate in the adjustment and settlement of any insurance claim relating to said damage). For the purpose of this Paragraph, the term "materially" shall mean any taking of in excess of ten percent (10%) of the square footage of either of a particular Nursing Home or fifty percent (50%) of the Real Property associated with any Nursing Home, provided, further, that: (i) Purchaser shall have the ability after said taking to operate the applicable Nursing Home in compliance with the Licenses applicable to said Nursing Home with the same number of beds at the applicable Nursing Home as are existing with respect to said Nursing Home as of the date of this Agreement; (ii) there remains after said taking means of egress and ingress to and from the Nursing Home to a public highway; and (iii) the use of the Nursing Home after said taking is in compliance with all applicable zoning and building rules, regulations and ordinances.

                  (c) Closing. On or before the Closing Date, Seller agrees that it will deliver the following documents into the Escrow (hereinafter the "Closing Documents"):

                  (i) Executed warranty deeds and bills of sale satisfying the requirements of Section 4(i), endorsements, assignments and other instruments of transfer and conveyance as shall be reasonably satisfactory in form and substance to counsel for Purchaser transferring and assigning to Purchaser the Property to be transferred as herein provided ("Instruments of Assignment");

                  (ii) An opinion of counsel for Seller, dated as of the Closing Date in the form attached hereto as Exhibit M;

                  (iii) A certificate of a responsible officer of Seller dated as of the date of Closing, certifying to Purchaser the fulfillment of the conditions set forth in Section 15(a) hereof;

                  (iv) The patient trust fund accounting more fully described in Section 22 hereof;

                  (v) The employee benefits schedules more fully described in
      Section 25 hereof;

                  (vi) Seller shall deliver to Purchaser certificates of good standing from the Secretary of State of its state of organization, and from each jurisdiction in which Seller is qualified to do business, certified copies of the Bylaws and Charter of Seller (all dated the most recent practical date prior to Closing), certified copies of the resolutions of the Board of Directors of Seller authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith by them, including all deeds, bills of sale and other instruments required hereunder, sufficient in form and content to meet the requirements of the law of the state of Seller's incorporation relevant to such transactions and certified by the Secretary of Seller as adopted and in full force and effect and unamended as of Closing; and

                  (vii) A certificate of non-foreign status signed by the appropriate party and sufficient in form and substance to relieve Purchaser of all withholding obligations under Section 1445 of the Code.

                  (d) Title Insurance Premium. At Closing, Seller will pay in accordance with Section 5(b) hereinabove the premium for the title insurance coverage in connection with the title insurance policy described in Section 20 hereof.

                  (e) Post-Closing. After the Closing, Seller agrees that it will take such actions and properly execute and deliver to Purchaser such further instruments of assignment, conveyance and transfer as, in the reasonable opinion of counsel for Purchaser, may be necessary to assure, complete and evidence the full and effective transfer and conveyance of the Property.

                  13. PURCHASER COVENANTS. Purchaser hereby covenants as follows:

                  (a) Pre-Closing. Between the date hereof and the Closing Date, except as contemplated by this Agreement or with the consent of Seller, Purchaser agrees that it will not take any action inconsistent with its obligations under this Agreement or which could hinder or delay the consummation of the transaction contemplated by this Agreement.

                  (b) Closing. On or before the Closing Date, Purchaser agrees that it will:

                  (i) Deposit the cash portion of the Purchase Price due at Closing in accordance with the requirements of Section 2(a) hereof into the Closing Escrow;

                  (ii) Deliver into the Closing Escrow (the "Closing Documents") an opinion of counsel of Purchaser, dated as of the Closing Date in the form attached hereto as Exhibit N;

                  (iii) Deliver into the Closing Escrow a certificate of a responsible officer of Purchaser dated as of the date of Closing, certifying to Seller the fulfillment of the conditions set forth in
      Section 16(a) hereof; and

                  (iv) Deliver to Seller certificates of good standing from the Secretary of State of its state or organization, and from each jurisdiction in which Purchaser is qualified to do business, certified copies of the Bylaws and Charter of Purchaser (all dated the most recent practical date prior to Closing), certified copies of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith by it, including all instruments required hereunder, sufficient in form and content to meet the requirements of the law of the state of Purchaser's incorporation relevant to such transactions and certified by the Secretary of Purchaser as adopted and in full force and effect and unamended as of Closing.

                  (c) Post-Closing. On or after the Closing of this Agreement, Purchaser agrees that it will:

                  (i) Provide Seller with access during normal business hours to any books or records which Seller may need to file or to defend cost reports, tax returns or other filings or with respect to any pending litigation filed prior or subsequent to the Closing Date which relate to periods prior to the Closing Date;

                  (ii) Take such actions and properly execute and deliver such further instruments as may be convenient or necessary to assure, complete and evidence the transactions provided for in this Agreement; and

                  (iii) within thirty (30) days following the Closing remove or cause to be removed all signs on the Real Property containing the names of Seller listed as an item of the Excluded Assets in Section 1.2(d) hereinabove.

                  14. MUTUAL COVENANTS. Following the execution of this Agreement, Purchaser and Seller agree:

                  (a) If any event should occur, either within or without the knowledge or control of Purchaser or Seller, which would prevent fulfillment of the conditions to the obligations of any party hereto to consummate the transaction contemplated by this Agreement, to use commercially reasonable efforts to cure the same as expeditiously as possible;

                  (b) To cooperate fully with each other in preparing, filing, prosecuting, and taking any other reasonable actions with respect to, any applications, requests, or actions which are or may be reasonable and necessary to obtain the consent of any governmental instrumentality or any third party or to accomplish the transaction contemplated by this Agreement; and

                  (c) Purchaser has received from Seller a Phase I Environmental Audit of the Real Property dated January, 1994 and prepared by Dames & Moore. Purchaser shall have the right at its sole expense to commission a Phase I Environmental Audit of the Real Property from an environmental consultant selected by Purchaser (said entity, the "Environmental Consultant"). If the Environmental Consultant recommends that a Phase II Environmental Audit be prepared and the financial institution providing financing for Purchaser's acquisition of the Property requires that a Phase II Environmental Audit be prepared, Purchaser (at Purchaser's sole cost and expense) shall have the right until February 16, 1996 (the "Inspection Period") to have a Phase II Environmental Audit prepared provided, however, that Seller shall be entitled to receive prior written notice that any such Phase II Environmental Audit is to be prepared and to participate in the preparation of the same, said participation being intended to include the right of Seller to have advance notice of any borings to be made to the soil located on the Real Property and to have such of its agents present at the Real Property during the preparation of any such Phase II Environmental Audit. The Phase II Environmental Audit shall be performed by the Environmental Consultant and shall include such sampling and testing as shall be necessary and prudent to confirm the presence or absence of hazardous substances and hazardous materials. If the Phase II Environmental Audit confirms the existence of hazardous materials or hazardous substances at any of the Real Property sites and the aggregate cost of remediation required to remedy any violations of Environmental Laws resulting from the existence of said hazardous materials or hazardous substances exceeds Two Hundred Thousand Dollars ($200,000.00), Purchaser, within the expiration of the Inspection Period, may either: (i) terminate this Agreement, in which event the Earnest Deposit shall be returned to Purchaser; or (ii) waive its right to terminate this Agreement pursuant to this Section 14(c), whereupon the transactions contemplated by this Agreement shall be consummated as scheduled and Purchaser shall take title to the Real Property and the improvements subject to the existence of said hazardous materials. For purposes of this Agreement, the term "hazardous materials "shall mean any asbestos, urea formaldehyde or other hazardous wastes and substances defined as "hazardous substances" in the

Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended 42 U.S.C. Sec. 9601 et seq. P.L. 96-510, the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901 et seq., the Superfund Amendments and Reauthorization Act of 1986, P.L. 99- 499 and the Federal Water Pollution Control Act, as amended, Sec. 311(b)(A)(2), P.L. 92-500 and all amendments thereto and regulations adopted pursuant to said laws (all of the foregoing collectively, the "Environmental Laws").

                  15. CONDITIONS TO PURCHASER'S OBLIGATIONS. All obligations of Purchaser under this Agreement are subject to fulfillment, prior to or at Closing, of each of the following conditions, any one or all of which may be waived in writing by Purchaser.

                  (a) Seller's Representations, Warranties and Covenants True at Closing. Seller's representations, warranties and covenants contained in this Agreement or in any certificate or docu ment delivered in connection with this Agreement or the transactions contemplated herein shall be true at the date hereof and as of the Closing Date in all material respects as though such representations, warranties and covenants were then again made.

                  (b) Seller's Performance. Seller shall have substantially performed in all material respects all of its obligations and covenants under this Agreement that are to be performed prior to or at Closing.

                  (c) Hart-Scott Condition Precedent. Prior to the Closing Date, the Hart-Scott Condition Precedent shall have been satisfied.

                  (d) Title Insurance. A title insurance company acceptable to the parties shall have committed to issue to Purchaser as of the date of Closing owners' policies of title insurance in accordance with the requirements of Section 20 hereof.

                  (e) No Defaults. Seller shall not be in material default under any Lease, Contract Pharmacy Lease or Pharmacy Contract or under any other mortgage, contract, lease or other agreement affecting or relating to any of the Property.

                  (f) Inspection. Until the expiration of the Inspection Period, Purchaser shall have the right to inspect the Property and be satisfied with the results of the inspection. If the inspection of the Property reveals, with respect to the Real Property, structural defects in the air conditioning system, parking lot, the heating system, the plumbing system, the electrical system, the fire alarm system, if any, the sprinkling system, if any, the elevators, if any, and the roof and roof components (said defects collectively, the "Structural Defects") which in the judgment of the third parties inspecting the Real Property (the "Inspectors") reveals the existence of Structural Defects and the aggregate cost of remediation required to remedy any Structural Defects exceeds Three Hundred Thousand Dollars ($300,000.00), as estimated by the Inspectors, Purchaser, within the expiration of the Inspection Period, may either: (i) terminate this Agreement, in which event the Earnest Deposit shall be returned to Purchaser; or (ii) waive its right to terminate this Agreement pursuant to this Section 15(f), whereupon the transactions contemplated by this Agreement shall be consummated as scheduled and Purchaser shall take title to the Real Property and the improvements subject to the existence of said Structural Defects.

                  (g) Absence of Litigation. No action or proceeding shall have been instituted, nor any judgment, order or decree entered by any court or governmental body or authority preventing the acquisition by Purchaser of the Property or the consummation of the transaction contemplated hereby.

                  (h) Licenses and Consents. Purchaser shall have received no written notice that any licenses, permits, accreditation, certifications, consents and other authorizations required for the continued operation of the Property as now operated, including the continuation of presently existing reimbursement arrangements with Medicaid and Medicare, will not be issued.

                  (i) No Material Change. No material adverse change shall have occurred, in the reasonable opinion of Purchaser, in the physical condition or business of the Property.

                  (j) Removal of Personal Property Liens. Seller shall have removed all personal property liens disclosed by the UCC Searches which are related to the Property and the Property shall be free and clear of all liens, claims and encumbrances other than those permitted by Sections 4 and 20 hereof.

                  (k) Environmental Matters. Purchaser shall have waived its right to terminate this Agreement pursuant to Section 14(c) hereinabove.

                  In the event Purchaser is dissatisfied with the results of any of its due diligence or any of the conditions set forth in Sections 15(a) through (e) and (g) through (j) have not been satisfied prior to the Closing Date, Purchaser may terminate this Agreement with no liability to either party hereunder and the Earnest Deposit shall be returned to Purchaser.

                  16. CONDITIONS TO SELLER'S OBLIGATIONS. All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions, any one or all of which may be waived by Seller in writing.

                  (a) Purchaser's Representations, Warranties and Covenants True at Closing. Purchaser's representations, warranties and covenants contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transactions contemplated herein shall be true at the date hereof and as of the date of Closing as though such representations, warranties and covenants were then again made.

                  (b) Purchaser's Performance. Purchaser shall have substantially performed its obligations and covenants under this Agreement that are to be performed prior to or at Closing.

                  (c) Absence of Litigation. No action or proceeding shall have been instituted, nor any judgment, order or decree entered by any court or governmental body or authority preventing the acquisition by Purchaser of the Property or the consummation of the transaction contemplated hereby.

                  (d) Hart-Scott Condition Precedent. Prior to the Closing Date, the Hart-Scott Condition Precedent shall have been satisfied.

                  17. TERMINATION.

                  (a) Either party may terminate this Agreement if a condition to its obligation to consummate the transaction contemplated by this Agreement has not been satisfied by the Closing Date. In that event, if the other party is not in default under this Agreement, the parties shall have no further obligations or liabilities to one another and the Earnest Deposit shall be returned to Purchaser.

                  (b) If Seller is in material breach of its obligation to consummate the transaction contemplated by this Agreement pursuant to the terms hereof, then Purchaser may at its option elect as its remedy to (i) seek specific performance of this Agreement or (ii) have the Earnest Deposit returned to Purchaser. In either event, Purchaser shall have the right to recover its costs and expenses incurred in such actions, including, but not limited to, reasonable attorney's fees.

                  (c) If Purchaser is in material breach of its obligation to consummate the transaction contemplated by this Agreement pursuant to the terms hereof, then, as Seller's sole and exclusive remedy for Purchaser's default, the Earnest Deposit shall be delivered to Seller as liquidated damages and not as a penalty.

                  (d) Upon termination of this Agreement for any reason, and subject to the foregoing Paragraphs, the parties hereto agree to promptly direct the Escrowee to deliver the Earnest Money in accordance with the terms of this Agreement.

                  18. INDEMNIFICATION.

                  (a) Seller, for itself and its successors and assigns, hereby indemnifies and agrees to defend and hold Purchaser and its successors, assigns, affiliates, directors, officers, agents, servants and employees harmless from any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorneys' fees, costs and expenses) which any of them may suffer as a result of the untruth of any of the representations or breach of any of the warranties of Seller herein or given pursuant hereto, or any default by Seller in the performance of any of its commitments, covenants or obligations under this Agreement, or with respect to any suits, arbitration proceedings, administrative actions or investigations which relate to the ownership and use of the Property by Seller or for any liability which may arise from operations of the Property prior to the Closing Date, including but not limited to any liabilities or obligations under the Indiana Family & Social Service Administration and Medicare Programs supervised by the Department of Health and Human Services. It is acknowledged and agreed that any claims, liabilities or charges arising or any provider assessment program, under the Medicare and Medicaid or other reimbursement programs for the period prior to the Closing Date shall be the sole responsibility of Seller and Purchaser shall in no way be liable therefore. Seller shall be solely and exclusively responsible for any overpayments made to the Property in which a repayment amount is owed to the Department of Public Aid. The rights of Purchaser under this paragraph are without prejudice to any other remedies not inconsistent herewith which Purchaser may have against Seller. Purchaser shall notify Seller in writing of any claim or demand. Within thirty (30) days after such notice and subject to the terms and provisions of Section 18(e) hereinbelow, Seller shall promptly pay to Purchaser a sum of money sufficient to pay in full such claim or demand, or promptly cure such breach or contest such claim in accordance with Section 18(c) hereinbelow.

                  (b) Purchaser, for itself and its successors and assigns, hereby indemnifies and agrees to defend and hold Seller, its successors, assigns, affiliates, directors, officers, agents, servants and employees harmless from any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorneys' fees, costs and expenses) which Seller may suffer as a result of the untruth of any of the representations or breach of any of the warranties of Purchaser herein or given pursuant hereto, or any default by Purchaser in the performance of any of its commitments, covenants or obligations under this Agreement, or with respect to any suits, arbitration proceedings, administrative actions or investigations which relate to the ownership and use of the Property by Purchaser or for any liability which may arise from operation of the Property or the nursing home located thereon following the Closing Date.

                  (c) If any party (the "Indemnitee") receives notice of any claim or the commencement of any proceeding with respect to which any other party (or parties) is obligated to provide indemnification (the "Indemnifying Party") pursuant to Section 18(a) or 18(b), the Indemnitee shall promptly give the Indemnifying Party notice thereof. Except as provided below, the Indemnifying Party may compromise, settle or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted liability of the Indemnitee. In any event, the Indemnitee, the Indemnifying Party and the Indemnifying Party's counsel shall cooperate in the compromise of, settlement or defense against, any such asserted Liability. Both the Indemnitee and the Indemnifying Party may participate in the defense of such asserted liability and neither may settle or compromise any claim over the reasonable objection of the other. Notwithstanding anything to the contrary contained herein, if Purchaser is the Indemnitee, Purchaser may, at its option, assume control of the defense or resolution of any such matter if Purchaser reasonably believes that the defense or resolution of such matter might materially and adversely affect the Property and so long as Seller has not commenced a compromise of, settlement or defense against an asserted liability within thirty (30) days of the date of the notice of any claim, provided that Seller shall continue to be obligated to indemnify Purchaser in connection with such matter and that Purchaser may not settle or compromise any such matter without the consent of Seller which shall not be unreasonably withheld. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party, at reasonable times and upon reasonable notice, any books, records or other documents within its control that are necessary or appropriate for such defense.

                  (d) The sole and exclusive obligation of Purchaser or Seller, or any of Purchaser's or Seller's subsidiaries and affiliated companies or any of their respective directors, officers, agents, servants and employees, for any misrepresentation herein or breach of warranty hereunder, or for any failure by Seller or Purchaser or any of Seller's or Purchaser's subsidiaries and affiliated companies to perform any of its covenants, or for any act or omission of Seller or Purchaser, shall be the liabilities and obligations of Seller or Purchaser under, and subject to the conditions and limitations of, this Section 18.

                  (e) Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Section 18(a) until the total of all damages with respect to such matters exceeds Four Hundred Fifty Thousand Dollars ($450,000), and then only for the amount by which such damages exceed Four Hundred Fifty Thousand Dollars ($450,000). In addition, the liability of Seller to indemnify Purchaser under Section 18(a) shall be limited to a maximum aggregate amount of $5,000,000.00.

                  19. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties and covenants in this Agreement, or in any certificate or other writing delivered pursuant hereto, shall survive the closing of the transaction described in this Agreement for a period of twelve
(12) months. Further, with respect to any matter as to which a claim has been asserted hereunder and is pending or unresolved at the end of the foregoing period, such claim shall continue to be covered by the indemnification provisions hereof, and the indemnitor shall remain liable therefor, until finally terminated or otherwise resolved.

                  20. SURVEYS AND TITLE POLICIES. Seller has provided to Purchaser photocopies of Seller's owner's title insurance policies issued by the Title Company with respect to the Real Property (the "Prior Title Policies") and ALTA surveys for each of the Nursing Homes (the "Current Surveys") . During the term of the Inspection Period, Purchaser shall at its expense order updates of the Current Surveys (the "Survey Updates"), which Survey Updates shall reflect thereon all visible utility easements, and shall apply to the Title Company for new title insurance commitments (ALTA Form "B") (collectively, the "Title Commitments") agreeing to issue to Purchaser, upon recording of the deeds required to be delivered pursuant to Section 4 hereinabove owner's policies of title insurance (collectively, the "Title Policies") in the aggregate amount of the Purchase Price, allocated to each Nursing Home in the amounts set forth on Exhibit O attached hereto. Said Title Commitments shall agree: (i) to insure the proposed title of the Purchaser to the Real Property subject only to the Permitted Exceptions, such other title exceptions as Purchaser has agreed to accept or is deemed to have accepted pursuant to this Section 20, and any other exceptions which shall be discharged by Seller at or before Closing; and (ii) to delete the standard general exceptions and insure by 3.1 zoning endorsements that the Real Property is in compliance with all applicable zoning and building codes, laws, rules, ordinances and regulations. If: (i) title to the Real Property contains title exceptions other than the Permitted Exceptions to which Purchaser reasonably objects or the Title Company is unable to perform the matters set forth in clause (ii) of the preceding sentence (any of the foregoing a "Title Defect"); or (ii) the Survey Updates reflect any matters which raise exceptions other than Permitted Exceptions to which Purchaser reasonably objects ("Survey Defects"), Purchaser shall notify Seller of such fact, which notice shall specify the Title Defect or Survey Defect and shall be accompanied with information sufficient to Seller, in Seller's sole judgment, to enable Seller to respond. Purchaser's notice shall be given no later than thirty (30) days from the date hereof, after which Seller shall have the right, but not the obligation, to cure such Title Defect or Survey Defect, and if Seller elects to attempt to cure the Title Defect or Survey Defect, and such Title Defect or Survey Defect cannot or is not cured on or before the Closing Date, then Closing (as hereinafter defined), may be extended by Seller for up to sixty (60) days to enable Seller to effect such cure. If the Title Defect or Survey Defect is not cured, Purchaser shall have the option, as its sole and exclusive remedy, of: (i) accepting title to the Real Property without abatement of the Purchase Price (provided, however, that if any such Title Defects are liens of a definite and ascertainable amount and are not the current mortgages encumbering the Real Property as set forth on Exhibit O attached hereto, Purchaser shall have the right to deduct from the Purchase Price the amount of such lien unless Seller elects to deposit with the Title Company an amount sufficient to cause the Title Company to delete said lien as an exception to the applicable Title Policy); or (ii) terminating this Agreement by giving notice to Seller of such election within five (5) days after receipt of Seller's notice that Seller does not intend or is unable to cure the Title Defect or Survey Defect, and in the latter event, the rights and liabilities of the parties hereto shall cease and terminate, except as otherwise provided in this Agreement and Purchaser shall be entitled to the return not only of the Earnest Deposit but an amount equal to the amounts paid by Purchaser for the Title Commitments and Survey Updates. Notwithstanding the foregoing, Purchaser shall be deemed to have accepted the condition of title and any such Title Defect unless it has given Seller notice of the Title Defect within thirty (30) days of the date hereof as herein provided, after which time any such Title Defect shall automatically be a Permitted Exception.

                  21. ACCOUNTS RECEIVABLE.

                  (a) Purchaser shall assume responsibility for remitting to Seller any payments received by Purchaser on account of services rendered by Seller on and after the Closing Date.

                  (b) Seller shall continue to own all accounts receivable due to Seller (the "Seller's Accounts Receivable") for any and all services rendered or goods provided prior to the Closing Date. At Closing, Seller shall deliver to Purchaser a schedule identifying Seller's Accounts Receivable and specifically identifying the accounts receivable due Seller from private pay patients ("Seller's Private Pay Receivables"). (For purposes of this Agreement private pay patients shall not include any patient who has applied for public aid and such public aid application has been denied.) Any payments received by Purchaser from Medicare, Medicaid or other third party government or financial payor which are allocated to a particular receivable and time period shall be applied in payment of the particular receivable and time period to which such payment has been so allocated, except, however, for social security checks, which will be credited to the payment due in the month in which such checks were received. With respect to the post-closing billing practice to be applied with respect to Seller's Private Pay Receivables, promptly after Closing Seller will prepare and send to the private pay patients their private-pay bills for all periods up to and including the Closing Date, with instructions notifying the private-pay patient or responsible party to send payment to Seller, with said payment payable to Seller or such other party as Seller directs. Payments received by Purchaser with respect to a private pay patient shall be applied first to payment of the particular Seller's Private Pay Receivable until such private pay receivable is paid.

                  (c) The term "Seller's Public Pay Receivables" shall mean all of Seller's Accounts Receivables due Seller from Medicare, Medicaid or other third party government of financial payor. With respect to the post-closing billing practice to be applied with respect to Seller's Non-Private Pay Receivables, the billing for the same shall be made post-Closing from each of the Nursing Homes, with the exception of Medicare Part A bills for the months of December, 1995 and January, 1996. For a period of one hundred and twenty (120) days following Closing, Seller shall upon twenty four (24) hours' prior notice be allowed access during Purchaser's normal business hours to such books and records of Purchaser as are necessary in order for Seller at its own cost to prepare the bills for Seller's Public Pay Receivables. In order to account for all sums received by Seller for Seller's non- Private Pay Receivables, Seller shall also immediately notify Aetna Fort Washington, its Medicare intermediary, to remit payment directly to Seller. To the extent that Purchaser receives any remittances payable to Purchaser which are in fact attributable to Seller's Accounts Receivables, Purchaser shall deposit such remittances in its account. To the extent any such remittances are in the form of checks or other negotiable instruments payable to Seller, Purchaser shall forward said checks or negotiable instruments directly to Seller. Every Monday during the first 120 days following Closing, Purchaser shall provide to Seller a weekly reconciliation (the "Receipts Report") for Seller's review and approval, together with a copy of the remittance advice sent to Purchaser by any third party intermediary with respect to Seller's Non-Private Pay Receivables. The Receipts Report shall be sent by Purchaser to Seller every other Monday once the first 120 days after Closing have expired until such time as all of Seller's Accounts Receivables have been paid to Seller and during such period following said first 120 days after Closing Seller shall upon twenty four hours (24) prior notice be allowed access necessary in order for Seller at its own cost to verify the Receipts Reports that it has received from Purchaser, which access right shall in all events expire at the earlier of sixty (60) days following Seller's receipt of the final Receipts Report or two (2) years following the Closing Date. Seller hereby acknowledges that all receipts attributable to Seller's Accounts Receivable will be commingled with Purchaser's funds but, in all events shall be remitted to Seller no later than the third business day next following the date when the Receipts Report was, or should have been, delivered to Seller. Seller shall instruct Blue Cross to remit payments under Seller's current provider number directly to Seller.

                  (d) For a period of one hundred and twenty (120) days following Closing, Seller shall also upon twenty-four (24) hours' prior notice be allowed access during Purchaser's normal business hours to such books and records of Purchaser as are necessary for Seller to review in order for Seller to verify that Seller is being remitted the payments required to be remitted to Seller pursuant to this Paragraph 21.

                  22. PATIENT FUNDS. On the Closing Date, Seller shall provide Purchaser with an accounting of all funds belonging to patients at the Property which are held by Seller in a custodial capacity. Such accounting shall set forth the names of the patients for whom such funds are held, the amounts held on behalf of each such patient and the Seller's warranty that the accounting is true, correct and complete.

                  23. TRANSFER OF PATIENT FUNDS. On the Closing Date, Seller, in accordance with all applicable rules and regulations, shall transfer the funds referred to in Section 22 hereof to a bank account designated by Purchaser, and Purchaser shall in writing acknowledge receipt of and expressly assume all the Seller's financial and custodial obligations with respect thereto.

                  24. SELLER INDEMNITY REGARDING PATIENT FUNDS. Notwithstanding the foregoing, Seller will indemnify and hold Purchaser harmless from all liabilities, claims and demands, including reasonable attorney's fees, in the event the amount of funds, if any, transferred to Purchaser's bank account as provided in Section 23 above, did not represent the full amount of the funds then or thereafter shown to have been delivered to Seller as custodian or with respect to any matters relating to patient funds which arise or relate to any period prior to the Closing Date.

                  25. EMPLOYEE MATTERS AND PATIENT RECORDS. At the Closing Date, Seller shall provide Purchaser with a schedule of the gross amount of all earned and accrued sick pay, vacation pay, personal holiday pay, FICA, federal unemployment taxes and workers' compensation payments as of the Closing Date ("Seller's Benefits"), which schedule shall include the names and addresses of the employees to whom Seller's Benefits are owed. Purchaser shall be entitled to a credit against the cash portion of the Purchase Price equal to the amount of Seller's Benefits.

                  26. TERMINATION OF SELLER EMPLOYEES. Effective as of 11:00 p.m. on the day immediately preceding the Closing Date, the Seller shall terminate the employment of all of the employees and shall pay to all of the employees all salaries, wages due or accrued for periods prior to 11:01 p.m. on the day immediately preceding the Closing Date. The Seller timely shall pay to all applicable governmental and regulatory authorities all employment-related taxes due with respect to the employees for periods prior to 11:01 p.m. on the day immediately preceding the Closing Date. On the Closing Date, the Purchaser shall offer employment to such employees as Purchaser may elect in its sole discretion. Such offers of employment shall be on such terms and at such salary or wage and benefit levels as Purchaser may determine. Anything to the contrary notwithstanding, this Agreement shall not be deemed to create any third party beneficiary rights to any third party.

                  27. DELIVERY OF MEDICAL RECORDS. Seller shall, on the Closing Date, transfer and deliver to Purchaser all medical records and other personal information concerning all patients residing at the Property as of the Closing Date. Such transfer and delivery shall be in accordance with all applicable laws, rules and regulations concerning the transfer of medical records and other types of patient records.

                  28. BULK SALES LAW. Purchaser hereby waives compliance by Seller with the provisions of any applicable Bulk Sales Law. Seller hereby agrees to indemnify and hold Purchaser harmless against and in respect of any claims, losses, liabilities, damages or expenses (including reasonable attorney's fees) incurred by or asserted against Purchaser as a result of such non-compliance; provided that nothing herein shall prevent Seller from contesting any such liability in good faith.

                  29. NOTICES. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by recognized overnight courier or registered or certified mail, postage prepaid, return receipt requested to the following address:

                  To Seller:    Genesis Development Group
                                Attn:  Joseph Travaglini
                                375 Morris Road, P.O. Box 200
                                West Point, Pennsylvania 19486

                  Copy to:      Blank, Rome, Comisky & McCauley
                                Attn: Stephen E. Luongo, Esq.
                                1200 Four Penn Center Plaza
                                Philadelphia, Pennsylvania 19103

                  To Purchaser: Hunter Acquisition L.L.C.
                                c/o Eric Rothner
                                5301 W. Touhy Avenue
                                Skokie, Illinois 60077

                  Copy to:      Albert Milstein, Esq.
                                Winston & Strawn
                                35 West Wacker Drive
                                Chicago, Illinois 60601

Notice shall be deemed delivered three (3) days after deposit in the mail or upon receipt from an overnight courier.

                  30. ASSIGNMENT. Neither party may assign its rights hereunder without the other party's prior written consent, provided, however, that Purchaser shall have the right to cause to be formed prior to the Closing such number of Indiana limited liability companies as Purchaser in its sole discretion deems appropriate for purposes of being designated by Purchaser the nominee or nominees, as the case may be, of Purchaser's rights and obligations under this Agreement and Purchaser shall not be relieved of any liability under this Agreement as a result of such assignment.

                  31. SOLE AGREEMENT. This Agreement may not be amended or modified in any respect whatsoever except by an instrument in writing signed by the parties hereto. This Agreement constitutes the entire agreement between the parties hereto.

                  32. SUCCESSORS. Subject to the limitations on assignment set forth above, all the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the heirs, successors and assigns of the parties hereto.

                  33. CAPTIONS. The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

                  34. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

                  35. SEVERABILITY. Should any one or more of the provisions of this Agreement be determined to be invalid, unlawful or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby and each such provision shall be valid and remain in full force and effect.

                  36. GENDER. All nouns and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons, firm or firms, corporation or corporations, entity or entities or any other thing or things may require.

                  37. RISK OF LOSS. Until the Closing the risk of loss for the Property shall be that of the Seller. The Purchaser shall bear the risk of loss of the Property from and after the Closing.

                  38. HOLIDAYS. Whenever under the terms and provisions of this Agreement the time for performance falls upon a Saturday, Sunday or legal holiday, such time for performance shall be extended to the next business day.

                  39. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

                  40. DEFINITION OF KNOWLEDGE. As used in this Agreement, an individual will be deemed to have "knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person other than an individual will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving as a director, officer or partner of such person has "knowledge" of such fact or other matter.

                           [Signature Page Follows]

                  IN WITNESS WHEREOF, the undersigned have duly executed this Agreement by parties legally entitled to do so as of the day and year first set forth above.


SELLER:                                    PURCHASER:

GENESIS HEALTH VENTURES OF                 HUNTER ACQUISITION L.L.C., an
INDIANA, INC., a Pennsylvania              Illinois limited liability company
corporation


By:                                        By:
   -------------------------------            --------------------------------
      Its:                                    Eric Rothner, one of its managing
          ------------------------            members


HALLMARK HEALTHCARE LIMITED
PARTNERSHIP, a Maryland limited
partnership

By:  Meridian Inc., a Pennsylvania
     corporation and one of its
     General Partners


         By:
            -----------------------
               Its:
                   ----------------


                                    JOINDER

      GENESIS HEALTH VENTURES, INC., a Pennsylvania corporation, hereby joins in the execution of this Agreement for the purpose of joining in as an Indemnifying Party on behalf of Seller with respect to the obligations of Seller set forth in Sections 18(a) and 12(a)(vii) of this Agreement.

                                          GENESIS HEALTH VENTURES, INC., a
                                          Pennsylvania corporation


                                          By:
                                             ----------------------------------
                                          Its:
                                              ---------------------------------

                                 Exhibit H(a)

                         FORM OF ESTOPPEL CERTIFICATE

                           DATED: __________________

TO: Hunter Acquisition L.L.C.
    c/o Eric Rothner
    5301 W. Touhy Avenue
    Skokie, Illinois 60077

    Re: That certain property commonly known as
                                               --------------------------------

        -----------------------------------------------------------------------

                                             (the "Building").
        -------------------------------------

Gentlemen:

      The following statements are made with the knowledge that you are relying on them in connection with the assignment to ______________________, your nominee (the "Nominee") of the Lease referred to below in connection therewith, and you and your Nominee and your respective successors and assigns may rely on them for that purpose. The undersigned hereby acknowledges receipt of that certain Assignment and Assumption Agreement executed by Tenant and Nominee and consents to the terms and conditions thereof.

      The undersigned ("Landlord"), being the Landlord under the lease referred to in Paragraph 1 below, covering certain premises ("Leased Premises") in the Building hereby certifies to you that the following statements are true, correct and complete as of the date hereof:

      1. ___________________________________ ("Tenant") is the tenant under a lease with Landlord dated ______, 19 ___, demising to Tenant _________________ square feet in the Building. The initial term of the lease commenced on ____________, 19 __, will expire on , exclusive of unexercised renewal options and extension options contained in the lease. There have been no amendments, modifications or revisions to the lease, and there are no agreements of any kind between Landlord and Tenant regarding the Leased Premises, except as provided in the lease or except as follows: (if none, write "none").

      The lease, and all amendments and other agreements referred to above are referred to in the following portions of this letter collectively as the "Lease."

      2. The Lease has been duly authorized and executed by Landlord and is in full force and effect, and Landlord has attached hereto a true, correct and complete copy of the Lease.

      3. Tenant has accepted and is in sole possession of the Leased Premises and is presently occupying the Leased Premises. The Lease has not been assigned, by operation of law or otherwise, by Landlord or Tenant and no sublease, concession agreement or license, covering the Leased Premises, or any portion of the Leased Premises, has been entered into by Tenant.

      4. Tenant began paying rent on ___________. Tenant is obligated to pay fixed or base rent under the Lease in the annual amount of $____________, payable in monthly installments of $_______________. No rent under the Lease has been paid more than one (1) month in advance, and no other sums have been deposited with Landlord other than $_______________ deposited as security under the Lease. Except as specifically stated in the Lease, Tenant is entitled to no rent concessions or free rent. Percentage Rent for the last lease year ending ________, 19 ___, in the amount of $________________ based on Tenant's receipts of $__________________ has been paid by Tenant to Landlord. The Lease provides for the Tenant to pay _________________ percent (_______________%) of any increase in operating expenses and real property taxes in excess of the ____________ base year operating expenses and real property taxes of $_______________.

      5. All conditions and obligations of Landlord relating to completion of tenant improvements and making the Leased Premises ready for occupancy by Tenant have been satisfied or performed and all other conditions and obligations under the Lease to be satisfied or performed, or to have been satisfied or performed, by Landlord as of the date hereof have been fully satisfied or performed.

      6. There exists no defense to, or right of offset against, enforcement of the Lease by Landlord. Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

      7. Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Leased Premises or the Building.

      8. Except as specifically stated in the Lease, Tenant has not been granted: (a) any option to extend the term of the Lease, (b) any option to expand the Leased Premises or to lease additional space within the Building,
(c) any right of first refusal on any space in the Building, (d) any right to terminate the Lease prior to its stated expiration, or (e) any option or right of first refusal to purchase the Leased Premises or the Building or any part thereof.

                                      LANDLORD

                                      ----------------------------------------
                                      (Name of Landlord)



                                      By:
                                         -------------------------------------


                                         Title:
                                              --------------------------------

                                      -2-